Exhibit 77(q)(a)(2)

AMENDMENT NO.  3 TO AGREEMENT AND DECLARATION OF TRUST FOR
ING SENIOR INCOME FUND

November 20, 2009

THIS AMENDMENT NO. 3 TO THE AGREEMENT AND DECLARATION OF TRUST FOR ING SENIOR INCOME FUND dated December 15, 2000 (the "Declaration of Trust"), as amended, has been executed effective as of the date hereof by the undersigned, constituting a majority of the Trustees of ING Senior Income Fund (the “Trust”), acting pursuant to Article IX, Section 9.4 of the Declaration of Trust.

WHEREAS, the Trustees wish to amend the Declaration of Trust:

1.	to expressly permit the Trustees to reorganize, recapitalize or convert any issued Shares or any Series or classes thereof into one or more Series or class of Shares; and

2.	to abolish Class Q Shares of Common Stock.

NOW THEREFORE, BE IT RESOLVED, that Article III, Section 3.6, Provision 2 shall be stricken in its entirety and the following inserted in its place (amendments are underlined):

“Section 3.6. Establishment and Designation of Classes. […]

2.
The number of Shares of each Class that may be issued shall be unlimited. The Trustees may classify, reclassify, reorganize, recapitalize or convert any Shares or any Class of any Shares into one or more other Classes that may be established and designated from time to time.  The Fund may purchase and hold Shares as treasury shares, reissue such treasury shares for such consideration and on such terms as the Trustees may determine, or cancel any Shares or any Class acquired by the Fund at the Trustees’ discretion from time to time.”

FURTHER RESOLVED, that the first paragraph of Article III, Section 3.1, of the Declaration of Trust for the Trust shall be stricken in its entirety and the following inserted in its place:

“Section 3.1.  Division of Beneficial Interest.  The beneficial interest in the Fund shall at all times be divided into an unlimited number of Shares.  The Shares of the Fund shall initially be divided into two classes of stock consisting of (i) a class of common stock, par value $.01 per Share, which shall be further divided into six series of common stock, designated as Class A, Class B, Class C, Class I and Class W Common Stock (and such other series of common stock as may be authorized from time to time by the Trustees in their sole discretion without Shareholder approval (“Common Stock”)) and

(ii) a class of preferred stock which may be divided into one or more series of Preferred Stock and with such par value as may be authorized from time to time by the Trustees in their sole discretion without Shareholder approval (“Preferred Stock”).  The different Classes shall be established and designated, and the variations in the relative rights and preferences as between the different Classes, shall be fixed and determined by the Trustees.”

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IN WITNESS WHEREOF, the undersigned have caused these presents to be executed as of the day and year first above written.

_/s/ Colleen D. Baldwin____________ Colleen D. Baldwin, as Trustee	_/s/ J. Michael Earley______________ J. Michael Earley, as Trustee
_/s/ John V. Boyer________________ John V. Boyer, as Trustee	_/s/ Patrick W. Kenny______________ Patrick W. Kenny, as Trustee
_/s/ Patricia W. Chadwick__________ Patricia W. Chadwick, as Trustee	_/s/ Shaun P. Mathews_____________ Shaun P. Mathews, as Trustee
_/s/ Robert W. Crispin_____________ Robert W. Crispin, as Trustee	_/s/ Sheryl K. Pressler_____________ Sheryl K. Pressler, as Trustee
_/s/ Peter S. Drotch_______________ Peter S. Drotch, as Trustee	_/s/ Roger B. Vincent______________ Roger B. Vincent, as Trustee